NEWS
RELEASE

2005-16

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS RECORD QUARTER AND SIX-MONTH RESULTS

HOUSTON, TEXAS, August 4, 2005 - Frontier Oil Corporation (NYSE: FTO) today announced net income of $66.0 million, or $1.16 per diluted share for the quarter ended June 30, 2005, compared to net income of $49.5 million, or $0.91 per diluted share, for the same period of 2004. Frontier’s income before taxes of $105.7 million for the second quarter of 2005 is a record for the Company, significantly higher than the previous record $92.8 million earned in the second quarter of 2001. For the six months ended June 30, 2005, net income totaled a record $100.4 million, or $1.78 per diluted share, considerably above the $45.7 million, or $0.84 per diluted share for the six months ended June 30, 2004 and our previous record of $83.4 million, or $1.53 per diluted share for the six months ended June 30, 2001.

Frontier continues to benefit from record diesel crack spreads and wide crude oil differentials. The diesel crack spread increased to an average of $15.51 per barrel for the recent quarter, more than double the $7.39 per barrel in the second quarter of 2004 while the gasoline crack spread declined to an average of $12.50 per barrel in the second quarter compared to an average $14.23 per barrel in 2004. The light/heavy crude oil differential increased to $14.15 per barrel for the quarter compared to $8.81 for same period in 2004. Similarly, the WTI/WTS crude oil differential increased to $4.67 per barrel for the quarter compared to $3.29 per barrel for the second quarter of 2004.

Frontier’s high refinery utilization rates also contributed to the outstanding second quarter 2005 results. Crude oil charge for the quarter averaged 156,352 barrels per day. In addition, Frontier had built significant intermediate inventory in the first quarter of 2005 due to turnaround activity at its El Dorado Refinery and was able to process that inventory into finished products in the second quarter. As a result, total product sales averaged 176,514 barrels per day for the second quarter 2005, compared to 171,460 barrels per day in the second quarter of 2004.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “Our net income of $100.4 million for the first six months of this year is close to the record $107.7 million we earned for the entire year of 2001. Crack spreads and crude oil differentials remain strong and we are extremely confident 2005 should be the best year in our Company’s history. ”

Frontier’s balance sheet was in excellent shape at quarter end with a cash balance of $168.0 million and no borrowings under the Company’s revolving credit facility. Frontier’s cash exceeded its debt by $18 million as of June 30, 2005.

The second quarter 2005 results include an after-tax inventory loss of approximately $1.0 million, or $0.02 per diluted share, compared to a gain of $5.7 million, or $0.11 per diluted share, for the same period of 2004. The six months ended June 30, 2005 include an after-tax inventory gain of $18.4 million, or $0.33 per diluted share, compared to a gain of $14.7 million, or $0.27 per diluted share, for the six-month period ended June 30, 2004.

Conference Call

A conference call is scheduled for today, August 4, 2005, at 11:00 a.m. eastern time, to discuss the financial results. To access the call, please dial (800) 949-2165. For those individuals outside the United States, please call (312) 461-0285. A recorded replay of the call may be heard through August 18, 2005 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 5477634. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411 (713) 688-9600 Fax (713) 688-0616

FRONTIER OIL CORPORATION

	Six Months Ended		Three Months Ended
	June 30		June 30
	2005	2004	2005	2004
INCOME STATEMENT DATA ($000's except per share)
Revenues	$1,664,920	$1,273,236	$972,280	$735,904
Raw material, freight and other costs	1,351,051	1,048,451	792,728	583,868
Refining operating expenses, excluding depreciation	115,175	106,403	53,824	51,113
Selling and general expenses, excluding depreciation	16,441	13,846	9,402	7,171
Merger termination and legal costs	37	3,663	33	376
Operating income before depreciation and amortization	182,216	100,873	116,293	93,376
Depreciation and amortization	16,865	15,762	8,605	7,943
Operating income	165,351	85,111	107,688	85,433
Interest expense and other financing costs	5,976	11,805	2,939	5,949
Interest income	(1,727)	(405)	(990)	(204)
Gain on involuntary conversion of assets	-	(594)	-	(594)
Provision for income taxes	60,705	28,572	39,778	30,813
Net income	$100,397	$45,733	$65,961	$49,469
Net income per diluted share	$1.78	$0.84	$1.16	$0.91
Average shares outstanding (000's)	56,390	54,448	56,820	54,625

OTHER FINANCIAL DATA ($000's)
Adjusted EBITDA (1)	$182,216	$101,467	$116,293	$93,970
Cash flow before changes in working capital	146,658	83,423	88,690	79,696
Working capital changes	(47,494)	(20,025)	32,221	(448)
Net cash provided by operating activities	99,164	63,398	120,911	79,248
Net cash used by investing activities	(58,375)	(30,100)	(29,904)	(12,111)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	161,005	162,484	171,316	172,951
Gasoline yields	77,715	80,625	88,306	86,782
Diesel yields	53,610	51,188	58,060	54,917
Total sales	161,297	160,050	176,514	171,460

Refinery operating margins information ($ per bbl)
Refined products revenue	$57.01	$43.88	$60.46	$47.27
Raw material, freight and other costs	46.28	35.99	49.35	37.42
Refinery operating expenses excluding depreciation	3.95	3.65	3.35	3.28
Refinery depreciation and amortization	0.57	0.52	0.53	0.49

Light/Heavy crude spread ($ per bbl)	$14.13	$8.49	$14.15	$8.81
WTI/WTS Differential ($ per bbl)	4.68	3.09	4.67	3.29

BALANCE SHEET DATA ($000's)	At June 30, 2005		At December 31, 2004
Cash, including cash equivalents (a)		$167,997		$124,389
Working capital		190,264		97,261
Short-term and current debt (b)		-		-
Total long-term debt (c)		150,000		150,000
Shareholders' equity (d)		350,678		240,113
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-5.4%		9.6%

10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411 (713) 688-9600 Fax (713) 688-0616

(1) Adjusted EBITDA represents income before interest expense, interest income, income tax, and depreciation and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies. Adjusted EBITDA is presented here because it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures. Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s adjusted EBITDA for the six and three months ended June 30, 2005 and 2004 is reconciled to net income as follows:

	Six Months Ended		Three Months Ended
	June 30		June 30
	2005	2004	2005	2004

Net income	$100,397	$45,733	$65,961	$49,469
Add provision for income taxes	60,705	28,572	39,778	30,813
Add interest expense and other financing costs	5,976	11,805	2,939	5,949
Subtract interest income	(1,727)	(405)	(990)	(204)
Add depreciation and amortization	16,865	15,762	8,605	7,943
Adjusted EBITDA	$182,216	$101,467	$116,293	$93,970

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